                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                CARRIAGE SERVICES, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                            CARRIAGE SERVICES, INC.
                        1900 ST. JAMES PLACE, 4TH FLOOR
                              HOUSTON, TEXAS 77056

                                 April 15, 2002

Dear Carriage Stockholder:

    I am pleased to invite you to Carriage's Annual Meeting of Stockholders. The meeting will be held at the Courtyard on St. James Place, 1885 St. James Place, Houston, Texas 77056 on Tuesday, May 7, 2002, at 10:00 a.m., Houston time. If you cannot be present at the Annual Meeting, I ask that you participate by completing the enclosed proxy and returning it at your earliest convenience.

    At the meeting, you and the other stockholders will elect two directors to Carriage's Board of Directors; to amend our charter to eliminate the references to Class B Common Stock, rename the Class A Common Stock as, simply, "Common Stock," increase the number of authorized shares of Common Stock to 80,000,000 and decrease the number of authorized shares of Preferred Stock to 40,000,000; and vote on certain other matters discussed in the accompanying Proxy Statement. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. I encourage you to read the enclosed Notice of Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement also describes in detail the other matters that will be voted upon at the Annual Meeting.

    We hope you can join us on May 7. Whether or not you can attend personally, it is important that your shares are represented at the Meeting. Please MARK your votes on the enclosed proxy, SIGN AND DATE THE PROXY, and RETURN it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

                                        Sincerely,

                                        /s/ Melvin C. Payne

                                        MELVIN C. PAYNE
                                        CHAIRMAN OF THE BOARD,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            CARRIAGE SERVICES, INC.
                        1900 ST. JAMES PLACE, 4TH FLOOR
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 2002

    Carriage Services, Inc. will hold its Annual Meeting of Stockholders at the Courtyard on St. James Place, 1885 St. James Place, Houston, Texas, 77056, on Tuesday, May 7, 2002, at 10:00 a.m., Houston time.

    We are holding this meeting:

    - To elect two Class III directors, each to serve for a three-year term expiring at the annual meeting of stockholders in 2005 and until their respective successors are elected and qualified.

    - To amend Article IV of the Certificate of Incorporation, to (i) eliminate references therein to the Class B Common Stock, (ii) reclassify the Class A Common Stock as Common Stock, (iii) increase the authorized shares of Common Stock to 80,000,000, and (iv) reduce the authorized shares of Preferred Stock to 40,000,000.

    - To transact such other business as may properly come before the meeting or any adjournments thereof.

    Your Board of Directors has selected March 25, 2002, as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at our corporate headquarters, 1900 St. James Place, 4th Floor, Houston, Texas for ten days before the meeting.

    You are cordially invited to attend the meeting. If, however, you are unable to attend the Meeting, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.

    This Proxy Statement, proxy and Carriage's 2001 Annual Report to Stockholders are being distributed on or about April 15, 2002.

                                        By Order of the Board of Directors

                                        /s/ Thomas C. Livengood

                                        THOMAS C. LIVENGOOD
                                        EXECUTIVE VICE PRESIDENT, CHIEF
                                        FINANCIAL OFFICER AND SECRETARY

Houston, Texas
April 15, 2002

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        NO.
                                                                      --------
GENERAL INFORMATION.................................................      1

RECORD DATE AND VOTING SECURITIES...................................      3

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN
BENEFICIAL OWNERS...................................................      3
        Stock Ownership of Certain Beneficial Owners................      6

PROPOSAL NO. 1
        ELECTION OF DIRECTORS.......................................      7
        Organization and Committees of the Board....................      9

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.............     10

CERTAIN TRANSACTIONS................................................     11

EXECUTIVE COMPENSATION..............................................     12
        Summary Compensation Table..................................     12
        Stock Option Grants in 2001.................................     13
        2001 Option Exercises and Year-End Option Holdings               13
        Compensation of Directors...................................     14
        Employment Agreements.......................................     14

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.............     15
        Base Salaries...............................................     16
        Bonuses for Named Executive Officers for 2001...............     16
        Stock Option Grants for Named Executive Officers for 2001...     17
        Compensation Policies for the Chief Executive Officer.......     17

COMPARATIVE STOCKHOLDER RETURN......................................     19

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.........     19

AUDIT COMMITTEE REPORT..............................................     20
        Review and Discussions......................................     20
        Audit Fees..................................................     20
        Financial Information Systems Design and Implementation
        Fees........................................................     20
        All Other Fees..............................................     20
        Recommendation to Include Audited Financial Statements in
        Annual Report...............................................     20
        Selection for 2002..........................................     21

PROPOSAL NO. 2
        PROPOSAL TO APPROVE CHARTER AMENDMENT TO CHANGE AUTHORIZED
        CAPITAL STOCK...............................................     22
        Reasons for the Proposed Amendments.........................     22
        Possible Effects of the Proposed Amendment..................     23

OTHER BUSINESS......................................................     23

SHAREHOLDER'S PROPOSALS.............................................     23

ADDITIONAL INFORMATION..............................................     24
        Annual Report...............................................     24
        Number of Proxy Statements and Annual Reports...............     24

APPENDIX A..........................................................    A-1

                              GENERAL INFORMATION

Q: WHO IS SOLICITING MY PROXY?

A: We--the Board of Directors of Carriage Services, Inc.--are sending you this
    Proxy Statement in connection with our solicitation of proxies for use at Carriage's 2002 Annual Meeting of Stockholders. Certain directors, officers and employees of Carriage, American Stock Transfer & Trust Company ("AST") and Georgeson Co. ("Georgeson") also may solicit proxies on our behalf by mail, phone, fax or in person.

Q: WHO IS PAYING FOR THIS SOLICITATION?

A: Carriage will pay for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Carriage also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Carriage stock. No additional fee beyond the $950 monthly fee paid to AST to act as Carriage's transfer agent, together with AST's out-of-pocket expenses, will be paid to AST. Georgeson is receiving a one-time fee of $6,000 for acting as proxy solicitor in connection with the annual meeting.

Q: WHAT AM I VOTING ON?

A:  (1) The election of Stuart W. Stedman and Ronald A. Erickson to the Board of
        Directors as Class III directors.

    (2) An amendment to our charter to eliminate references to the Class B Common Stock, reclassify the Class A Common Stock as Common Stock, increase the number of authorized shares of Common Stock to 80,000,000 and decrease the number of authorized shares of Preferred Stock to 40,000,000.

Q: WHO CAN VOTE?

A: Stockholders as of the close of business on March 25, 2002, are entitled to vote at the Annual Meeting.

Q: HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person--by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the meeting by giving the Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the nominees for director and vote FOR each of the other proposals described herein.

Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board recommends a vote FOR each of the nominees and the other proposal.

Q: IS MY VOTE CONFIDENTIAL?

A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Carriage and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed EXCEPT: (1) as needed to permit Carriage to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q: HOW MANY SHARES CAN VOTE?

A: As of the record date, March 25, 2002, Carriage had outstanding 16,912,596 shares of Class A Common Stock. Each share of Class A Common Stock is entitled to one (1) vote.

Q: WHAT HAPPENS IF I WITHHOLD MY VOTE FOR AN INDIVIDUAL DIRECTOR?

A: Because the individual directors are elected by a plurality of the votes cast at the meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.

Q: CAN I VOTE ON OTHER MATTERS?

A: Carriage's By-laws limit the matters presented at an annual meeting to those in the notice of the meeting and those otherwise properly presented before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Q: WHEN ARE STOCKHOLDER PROPOSALS DUE FOR THE ANNUAL STOCKHOLDERS MEETING IN
  2003?

A: To be considered for inclusion in the proxy statement for Carriage's 2003 annual meeting, a stockholder proposal must be received at Carriage's offices no later than December 1, 2002. A shareholder proposal submitted outside the processes of Rule 14a-8 of the SEC, if received by Carriage after February 15, 2003, will be considered untimely for presentation at Carriage's 2003 annual meeting of stockholders.

Q: HOW DO I NOMINATE SOMEONE TO BE A CARRIAGE DIRECTOR?

A: A stockholder may recommend nominees for director by giving the Secretary a written notice not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. For the annual meeting in 2003, the deadline will be February 6, 2003, based upon this year's meeting occurring on May 7. The notice must include the full name, age, business and residence address, principal occupation or employment of the nominee, the number of shares of Class A Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, and the nominee's written consent to the nomination and to serve, if elected.

                       RECORD DATE AND VOTING SECURITIES

    Only holders of record of the Class A Common Stock at the close of business on March 25, 2002, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On that date, Carriage had outstanding 16,912,596 shares of Class A Common Stock, each of which is entitled to one vote.

    The presence at the Meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Class A Common Stock is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present at the Meeting. In the absence of a quorum at the Meeting, the Meeting may be adjourned without notice other than announcement at the Meeting until a quorum shall be formed.

    If a quorum is present at the Meeting, the nominees for the Class III directors will be elected by a plurality of the votes cast at the Meeting; approval of the charter amendment will require the affirmative vote of the holders of a majority of all outstanding shares of Class A Common Stock; and any other matter would need to be approved by the affirmative vote of the holders of a majority of the shares of Class A Common Stock present or represented by proxy at the Meeting. Because directors are elected by a plurality of the votes cast, shares that are withheld will have no effect on the outcome of the election of directors. With respect to any matter other than the election of directors, abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted to determine the stockholders entitled to vote on a proposal and will not affect the outcome of the vote on such matter.

    All properly signed Proxies received prior to the Meeting will be voted in accordance with the choices specified. If no choice has been specified in the Proxy, the shares will be voted in favor of all proposals described herein and in the discretion of the persons named in the Proxy in connection with any other business that may properly come before the Meeting. A stockholder giving a Proxy may revoke it at any time before it is voted at the Meeting by filing with the Secretary an instrument revoking it, by signing and delivering to the Secretary a Proxy bearing a later date, or by voting in person at the Meeting after giving notice to the Chairman of the Meeting of the stockholder's intention to vote in person not withstanding the fact that the stockholder previously delivered a Proxy.

              SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                         AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of March 25, 2002, the ownership of the Class A Common Stock and the percent of voting control of: (i) each director and director nominee of Carriage, (ii) the Chief Executive Officer, (iii) the other executive officers named in the Summary Compensation Table set forth under "Executive Compensation" below, and (iv) all current executive officers and directors of Carriage as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. Each person named in the table below has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table.

                                                                              PERCENT OF    PERCENT OF
                                                       NUMBER OF SHARES        CLASS A        VOTING
BENEFICIAL OWNER                                     BENEFICIALLY OWNED(1)   COMMON STOCK    CONTROL
----------------                                     ---------------------   ------------   ----------
Melvin C. Payne(2).................................        1,011,004             5.9%           4.5%
Stuart W. Stedman (3)..............................          378,014             2.2%           2.1%
Ronald A Erickson (4)..............................           32,000                *              *
Mark F. Wilson (5).................................          499,721             3.0%           2.7%
Greg M. Brudnicki..................................          266,951             1.6%           1.4%
Vincent D. Foster..................................           27,500                *              *
Thomas C. Livengood................................          178,189             1.1%              *
Jay D. Dodds.......................................          112,306                *              *
James J. Benard....................................           41,010                *              *
Mark Groeneman.....................................           70,317                *              *
All directors and executive officers as a group
  (10 persons).....................................        2,617,012            14.9%          11.5%

------------------------

*   Indicates less than one percent.

(1) The ownership of shares of Class A Common Stock shown in the table includes shares which may be acquired within 60 days upon exercise of outstanding stock options granted under our stock option plans by each of the persons and groups, as follows: Mr. Payne--225,000 shares vested (75%) out of 300,000 granted on 12-22-00; and 30,000 shares vested (50%) out of 60,000 granted on 2-11-02; Mr. Stedman--25,000 shares vested (50%) out of 50,000 granted on 12-22-00; Mr. Erickson--25,000 shares vested (50%) out of 50,000 granted on 12-22-00; Mr. Wilson--37,500 shares vested (75%) out of 50,000 granted on 12-22-00; Mr. Brudnicki--37,500 shares vested (75%) out of 50,000 granted on 12-22-00; Mr. Foster--2,500 shares vested (50% of one-third) out of 15,000 granted on 11-4-99; and 25,000 shares vested (50%) out of 50,000 granted on 12-22-00; Mr. Livengood--112,500 shares vested (75%) out of 150,000 granted on 12-22-00; and 5,000 shares vested (50%) out of 10,000 granted on 2-11-02; Mr. Dodds--21,844 shares vested (5/6) out of 26,212 granted on 6-29-00; 37,500 shares vested (75%) out of 50,000 granted on 12-22-00; and 10,000 shares vested (50%) out of 20,000 granted on 2-11-02;
    Mr. Benard--5,937 shares vested (5/6) out of 7,124 granted on 6-29-00; 3,750 shares vested (25%) out of 15,000 granted on 12-22-00; and 12,500 shares vested (50%) out of 25,000 granted on 2-11-02; and Mr. Groeneman--37,500 shares vested (75%) out of 50,000 granted on 12-22-00; and 7,500 shares vested (50%) out of 15,000 granted on 2-11-02.

(2) Mr. Payne's holdings include 119,161 shares of Class A Common Stock owned by 1996 Payne Family Partnership, Ltd.; 2,919 shares of Class A Common Stock owned by the Melvin C. Payne 1996 Trust; and 2,919 shares of Class A Common Stock owned by the Karen P. Payne 1996 Trust.

(3) Mr. Stedman's holdings include:

    - 33,998 shares of Class A Common Stock which are held by the Betty Ann Stedman Trust, of which Mr. Stedman is a trustee;

    - 1,425 shares of Class A Common Stock which are held by the Betty Ann West Stedman Descendants Trust, of which Mr. Stedman is a trustee;

    - 12,982 shares of Class A Common Stock which are held by the Wesley West Descendants Trust, of which Mr. Stedman is a trustee;

    - 4,847 shares of Class A Common Stock which are held by the Courtney Lynn Meagher Trust, of which Mr. Stedman is a trustee.

    - 3,369 shares of Class A Common Stock which are held by the Evan Everett Meagher 1989 Trust, of which Mr. Stedman is a trustee;

    - 146,708 shares of Class A Common Stock which are held by the Stedman West Family Partnership Ltd. (formerly Wesley West Long Term Partnership), a partnership of which Mr. Stedman serves as the manager of the general partner;

    - 43,550 shares of Class A Common Stock which are held by the Wesley West Flexible Partnership, a partnership of which Mr. Stedman serves as the managing partner.

    - 28,500 shares of Class A Common Stock which are held by the Neva and Wesley West Foundation, of which Mr. Stedman is trustee;

    - 2,150 shares of Class A Common Stock which are held by the Lynn Stedman Meagher Children's 1997 Trust, of which Mr. Stedman is trustee;

    - 5,218 shares of Class A Common Stock which are owned jointly by Mr. Stedman and his spouse.

    - 5,605 shares of Class A Common Stock which are held by the Wesley West Stedman 1987 Trust f/b/o Mr. Stedman's minor son;

    - 3,425 shares of Class A Common Stock which are held by the Stuart W. Stedman, Jr. 1996 Trust f/b/o Mr. Stedman's minor son; and

    - 2,150 shares of Class A Common Stock which are held by the Stuart W. Stedman Children's 1997 Trust f/b/o Mr. Stedman's children.

(4) Held by Mr. Erickson's minor son, David S. Erickson.

(5) Mr. Wilson holdings includes 378,963 shares of Class A Common Stock held by Mark F. Wilson and Anne Pedersen Wilson Living Trust; 41,629 shares of
    Class A Common Stock held by the Wilson Trust B U/A/D 9/9/77 by Francis Wilson; and 41,629 shares of Class A Common Stock held by the Wilson Trust C U/A/D 9/9/77 by Francis Wilson, both of which Mr. Wilson is a beneficiary of and a Co-trustee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of March 25, 2002, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of the outstanding Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than directors and executive officers whose beneficial ownership is described in the above table.

                                                                             PERCENT OF    PERCENT OF
                                                        NUMBER OF SHARES      CLASS A        VOTING
BENEFICIAL OWNER                                       BENEFICIALLY OWNED   COMMON STOCK    CONTROL
----------------                                       ------------------   ------------   ----------
Capital Guardian Trust Company(1)....................        2,117,100          12.5%         12.5%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Strong Capital Management, Inc.(2)...................          976,950           5.8%          5.8%
100 Heritage Reserve
Menomonee Falls, WI 53051

Dimensional Fund Advisors, Inc.(3)...................          965,900           5.7%          5.7%
1299 Ocean Ave., 11th. Floor
Santa Monica, CA 90401

C. Byron Snyder......................................          896,611           5.3%          5.3%
1360 Post Oak Blvd., Suite 800
Houston, Texas 77056

Total................................................        4,956,561          29.3%         29.3%

------------------------

(1) Based solely on schedule 13G filed with the SEC on February 11, 2002.

(2) Based solely on schedule 13G filed with the SEC on February 14, 2002.

(3) Based solely on schedule 13G filed with the SEC on February 12, 2002.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Carriage currently has six directors on its Board that each serve staggered three-year terms. At the Meeting, you and the other stockholders will elect two individuals to serve as Class III directors for a new three-year term expiring at the 2005 annual meeting and until their successors are duly elected and qualified. Stuart W. Stedman and Ronald A. Erickson, the two Class III directors whose terms are expiring at the Meeting, have been nominated by the Board of Directors for re-election at the Meeting to serve for new three-year terms. Proxies may be voted for two directors. Biography descriptions for Messrs. Stedman and Erickson are set forth below.

    WE RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF EACH NOMINEE LISTED IN PROPOSAL NO. 1 AS A CLASS III DIRECTOR. THE INDIVIDUALS NAMED AS PROXIES WILL VOTE THE ENCLOSED PROXY "FOR" THE ELECTION OF ALL NOMINEES UNLESS YOU DIRECT THEM TO WITHHOLD YOUR VOTES FOR ONE OR MORE OF THE NOMINEES.

    You may not cumulate your votes in the election of directors. The two nominees receiving the highest number of affirmative votes will be elected to the Board. You may withhold authority to vote for any or all nominees for directors. If any nominee becomes unable to serve as a director before the Meeting (or decides not to serve), the individuals named as proxies will vote FOR the remainder of the nominees and for such other nominees as we may designate as a replacement or substitute for those who become unavailable.

    The following table sets forth the names, ages and titles of the persons who have been nominated for election as Class III directors and our other current directors and executive officers.

NAME                                                AGE      TITLE
----                                              --------   -----
NOMINEES FOR CLASS III DIRECTORS
(TERM EXPIRING AT 2005 ANNUAL MEETING)
Stuart W. Stedman(2)(3)(4)......................     44      Director
Ronald A. Erickson(3)(4)........................     65      Director

CONTINUING CLASS I DIRECTORS
(TERM EXPIRING AT 2003 ANNUAL MEETING)
Melvin C. Payne(1)..............................     59      Chairman of the Board, Chief Executive
                                                             Officer, President and Director
Mark F. Wilson..................................     55      Director

CONTINUING CLASS II DIRECTORS
(TERM EXPIRING AT 2004 ANNUAL MEETING)
Greg M. Brudnicki...............................     46      Director
Vincent D. Foster(2)(3)(4)......................     45      Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Thomas C. Livengood.............................     46      Executive Vice President, Chief Financial
                                                             Officer and Secretary
Jay D. Dodds....................................     41      Senior Vice President of Funeral Operations
James J. Benard.................................     45      Senior Vice President of Sales & Cemetery
                                                             Operations
Mark Groeneman..................................     46      Senior Vice President of Human Resources

------------------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Nominating Committee

    Set forth below is a brief description of the business experience of the directors and executive officers of our company.

DIRECTORS (LISTED IN SAME ORDER AS TABLE SET FORTH ABOVE)

    STUART W. STEDMAN has been a director of Carriage since it went public in August 1996. For the past 15 years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate. Mr. Stedman also serves as a Manager and a member of the compensation committee of Strand Energy, L.L.C., a private exploration and production company.

    RONALD A. ERICKSON has been a director of Carriage since it went public in August 1996. Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores and sporting goods stores. Mr. Erickson is also a director (and member of the board's compensation committee) of Andersen Corporation, a privately held manufacturer of windows and patio doors.

    MELVIN C. PAYNE, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. Prior to then, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991. Mr. Payne resumed the additional position of President in December 2000. Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

    MARK F. WILSON became a director in January 1997 when CNM merged with Carriage. Mr. Wilson served as the President of CNM from 1988 until its merger with Carriage in January 1997, when he became President of our California operations. CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California. In connection with the CNM merger, Carriage agreed to increase the Board of Directors by one member and appoint Mr. Wilson as a director.
Mr. Wilson served as Senior Vice President of Cemetery Operations from
November 2000 until November 2001, at which time he stepped aside upon the elevation of Jim Benard to that position, but Mr. Wilson maintained his role as President of our California operations. Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California.

    GREG M. BRUDNICKI became a director of Carriage in November 1997 when Forest Lawn/Evergreen Management Corp. merged with a subsidiary of Carriage. Forest Lawn and its affiliate owned and operated three funeral homes and three cemeteries in Panama City and Fort Walton Beach, Florida and Dothan, Alabama. Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by Carriage. In connection with the merger, Carriage agreed to increase the Board of Directors by one member and appoint
Mr. Brudnicki to fill the resulting vacancy. Mr. Brudnicki served as Senior Vice President of Cemetery Operations from November 2000 until November 2001, at which time he stepped aside upon the elevation of Jim Benard to that position, whereupon Mr. Brudnicki resumed his previous role with our operations in Northwest Florida. Mr. Brudnicki serves as a trustee for Bay Medical Center, a non-profit hospital in Panama City, Florida; director of Peoples 1st Community Bank; and as Chairman of the Florida Board of Funeral and Cemetery Services.

    VINCENT D. FOSTER became a director of Carriage in November 1999.
Mr. Foster has served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a venture capital firm, since 1997. From 1988 through 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP ("Arthur Andersen"), where he was the Director of the Corporate Finance and Mergers and Acquisition practice of Arthur Andersen for the southwestern United States, specializing in providing mergers and acquisition and corporate finance advisory services to clients. Mr. Foster is also a director of U.S. Concrete, Inc., Quanta Services, Inc., Fabrication Technologies Corp., DPGI, Inc. and National Alarm Technologies.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    THOMAS C. LIVENGOOD has been Executive Vice President, Chief Financial Officer and Secretary of Carriage since December 1996. Mr. Livengood, a certified public accountant, has responsibility for the financial and administrative functions of Carriage. Prior to joining Carriage, he served as Vice President and Chief Financial Officer of Tenneco Energy, previously the largest division of Tenneco Inc., a Fortune 100 company, prior to the divestiture of its diversified businesses. Prior to joining Tenneco Energy in 1988, Mr. Livengood served in various financial management capacities with USX Corp., Texas Oil & Gas Corp. and KPMG Peat Marwick, an international CPA firm.

    JAY D. DODDS has been the Senior Vice President of Funeral Operations for Carriage since October 2000. Mr. Dodds joined Carriage in 1994 as an operations Vice President. He has over 19 years of professional funeral home and cemetery experience. Prior to joining Carriage, he was affiliated with Stewart Enterprises in its Southwest region, operating funeral homes and cemeteries for 13 years, most recently serving as Senior Vice President. Mr. Dodds has served on the education committee of the Texas Funeral Directors Association and is a member of the National Funeral Directors Association.

    JAMES J. BENARD has been Senior Vice President of Sales and Cemetery Operations for Carriage since November 2001. Mr. Benard joined Carriage in 1998 as a Regional Vice President of Sales. He has over 22 years of professional funeral home and cemetery experience. Prior to joining Carriage, he was affiliated with Service Corporation International in various roles for ten years. Mr. Benard is a member of the International Cemetery and Funeral Association.

    MARK GROENEMAN has been Senior Vice President of Human Resources since
July 2001. He joined Carriage in January 2000 to formalize and develop Carriage's human resources functions. Before joining Carriage, Mr. Groeneman served from 1998 to 2000 as Vice President of Human Resources at Allright Corporation, an owner and operator of parking facilities across the country. Prior to Allright, Mr. Groeneman served as Vice President--Human Resources from 1994 to 1998 at Oshman's Sporting Goods, a nation-wide major retailer of sporting goods and apparel. Mr. Groeneman has over 20 years of human resources related experience in the retail, service and manufacturing industries.

ORGANIZATION AND COMMITTEES OF THE BOARD

    During 2001, Carriage's Board met four times and acted by unanimous written consent five times. Each of the directors attended all of the meetings of the Board. The functions of the Executive, Audit, Compensation and Nominating Committees of the Board, and the number of meetings held during 2001, are described below.

    The primary function of the Executive Committee is to exercise many of the powers of the Board in between regular Board meetings, including the authorization of contracts, leases and loan documents. The Executive Committee did not meet in 2001 and did not take any action by unanimous written consent. For all of 2001, Melvin C. Payne was the sole member of the Executive Committee. The full Board has suspended all actions of the Executive Committee for so long as it has only one member, and will consider reactivating the Executive Committee when additional members are appointed by the Board.

    The Compensation Committee reviews and makes recommendations to the Board concerning the compensation of Carriage's officers and employees, including stock option plans, incentive compensation programs and benefit plans. The Compensation Committee also administers, and makes grants of stock options under, Carriage's stock option plans. The members of the Compensation

Committee are Vincent D. Foster, Chairman, and Stuart W. Stedman. The Compensation Committee held one meeting and acted by unanimous consent once. See the report of the Compensation Committee on page 15 of this Proxy Statement.

    The Audit Committee recommends to the Board the appointment of Carriage's independent auditors and reviews the plan, scope and results of the audit with the auditors and Carriage's officers. The Audit Committee also reviews with the auditors the principal accounting policies and internal accounting controls of Carriage. The members of the Audit Committee are Vincent D. Foster, Chairman, Stuart W. Stedman and Ronald A. Erickson. The Audit Committee met five times during 2001, and each member of the Audit Committee was present at the meetings. See the report of the Audit Committee on page 20 of this Proxy Statement.

    Carriage's Board has adopted a written charter to be the governing instrument for the Audit Committee. The New York Stock Exchange, upon which our Class A Common Stock is traded, requires that each of its listed companies maintain an independent audit committee. None of the members of our Audit Committee has a relationship with Carriage that may interfere with the exercise of his independence from management or Carriage. No member of our Audit Committee is or has been in the last three years an employee of Carriage or in a business relationship with Carriage. Also, no immediate family member related to a member of our Audit Committee is an executive officer of Carriage or any of its affiliates.

    In addition to the independence standard, the New York Stock Exchange requires that each member of the Audit Committee be financially literate and at least one member must have accounting or related financial management expertise. Each member of our Audit Committee is financially literate, and Mr. Foster is a certified public accountant with over 20 years of public accounting experience. Currently, Mr. Foster is a managing director of a venture capital firm for which he reviews and analyzes financial statements as part of his daily functions.

    The Nominating Committee reviews the structure of the full Board and makes recommendations regarding the size of the Board and the number and classification of directors. The Nominating Committee also conducts a search for suitable and qualified candidates to serve as directors when the terms of office are up for election at each year's annual meeting of stockholders, and submits the names of candidates for such positions for consideration by the Board. The members of the Nominating Committee are Stuart W. Stedman, Chairman, Vincent D. Foster and Ronald A. Erickson. The Nominating Committee did not meet in 2001 and acted by unanimous written consent once. Because the two Class III directors whose terms expire at the 2002 annual meeting constitute a quorum of the Nominating Committee, it did not meet in 2002 to recommend nominees to the full Board, and so instead the full Board adopted its own recommendations for consideration by the stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Carriage's directors and executive officers, and persons who own more than 10% of a registered class of Carriage's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Class A Common Stock and other equity securities of Carriage. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish Carriage with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such reports furnished to Carriage or written representations that no other reports were required, Carriage believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during 2001, except that Mark Groeneman filed his Form 3 late.

                              CERTAIN TRANSACTIONS

    In connection with our acquisition in January 1997 of certain funeral homes and cemeteries in California which were controlled by Mark F. Wilson and others, Mr. Wilson and one of our subsidiaries entered into a five-year non-competition agreement providing for, among other things, the payment to Mr. Wilson of $170,000 per year. In December 2000, Carriage released Mr. Wilson from his obligations under that agreement, although we remain obligated to continue to make the payments thereunder. In the January 1997 transaction, we entered into an employment agreement with Mr. Wilson, which was superseded by a new three-year employment agreement we signed on January 1, 2001 incident to Mr. Wilson assuming his corporate-level duties as Senior Vice President of Cemetery Operations, at a base salary of $150,000 per year. On November 7, 2001, James J. Benard was elected Senior Vice President of Sales & Cemetery Operations, at which time Mr. Wilson resigned his corporate-level position, but maintained his position with our California operations and his agreement remains unaffected.

    In connection with our acquisition in November 1997 of certain funeral homes and cemeteries in Florida, which were controlled by Greg M. Brudnicki and another person, Mr. Brudnicki and one of our subsidiaries entered into an employment agreement, which was superseded by a new three-year employment agreement we signed on January 1, 2001 incident to Mr. Brudnicki becoming Senior Vice President of Cemetery Operations. His annual base salary is $150,000. When Mr. Benard was elected Senior Vice President of Sales & Cemetery Operations,
Mr. Brudnicki also resigned his corporate-level position but maintained his position with our operations in Northwest Florida and his agreement remains unaffected.

    In connection with the above-described and another funeral home acquisition closed in November 1997, we agreed to make certain contingent purchase price payments to Mr. Brudnicki and the other former owners of those firms if two identified funeral homes achieved cash flow above certain targets. In one case, the payment was to be based upon cash flow for the three years ending
December 31, 2000 and would be payable by March 31, 2001, and in the other the payment was to be based upon cash flow for the two years ending December 31, 2001, with payment due by March 31, 2002. In February 2000, we agreed to amend the relevant agreements, in effect accelerating 50% of the payments based upon actual results for the two years ended December 31, 1999, while the other 50% in each case would remain payable as originally scheduled. With these amendments, Mr. Brudnicki's share in March 2000 totaled approximately $524,000. In
March 2001, we completed the last payment for one of the locations, and Mr. Brudnicki's share was approximately $48,000. In March 2002, we completed the last payment for the other location, and Mr. Brudnicki's share was approximately $572,000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information regarding the compensation for the years ended December 31, 2001, 2000 and 1999, with respect to the Chief Executive Officer and the four other most highly compensated executive officers of Carriage whose total annual salary and bonus during 2001 exceeded $100,000 (collectively, the "Named Executive Officers").

                                          ANNUAL COMPENSATION                        LONG TERM COMPNSATION AWARDS
                             ----------------------------------------------  ---------------------------------------------
                                                                 OTHER       RESTRICTED     SECURITIES
                                                                ANNUAL         STOCK        UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS        COMPENSATION(1)    AWARDS        OPTIONS       COMPENSATION(2)
---------------------------  ----  --------  ----------     ---------------  ----------     ----------     ---------------
MELVIN C. PAYNE............  2001  $375,000  $  187,500                             --        60,000(4)        $2,187
  Chairman of the Board,     2000  $364,615  $   75,000                       $112,500(9)    300,000(5)        $2,574
  Chief Executive Officer    1999  $271,154  $1,800,000(3)                          --       150,000(6)        $2,464
  and President

THOMAS C. LIVENGOOD........  2001  $225,000  $   25,000                             --        10,000(4)        $2,147
  Executive Vice President,  2000  $203,442  $   41,000                       $ 61,500(10)   150,000(5)        $2,543
  CFO and Secretary          1999  $188,847  $  200,000                             --        80,000(6)        $2,361

JAY D. DODDS...............  2001  $180,000  $   50,000                             --        20,000(4)        $2,189
  Senior Vice President--    2000  $155,769  $   20,000                       $ 30,000(11)    76,212(7)        $1,944
  Funeral Operations         1999  $129,231  $   80,000                             --         8,000(6)        $7,691

JAMES J. BENARD............  2001  $200,000  $   35,000                             --        25,000(4)            --
  Senior Vice President--    2000  $194,533  $   37,500                       $  9,500(12)    22,124(8)        $1,641
  Sales & Cemetery           1999  $230,691  $   33,032                             --         6,500(6)        $2,101
  Operations

MARK GROENEMAN.............  2001  $150,000  $   35,000                             --        15,000(4)        $1,731
  Senior Vice President--    2000  $130,000  $   14,000                       $ 21,000(13)    50,000(5)        $1,625
  Human Resources            1999        --          --                             --            --               --

------------------------------

(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(2) Each of the amounts in this column reflect contributions by Carriage to its 401(k) Plan for the executive's benefit.

(3) Of this amount, $725,000 was applied in November 1999 against a note due from Mr. Payne, $600,000 was applied in March 2000 against a note due from Mr. Payne, and $475,000 was paid in March 2001.

(4) All of these options were granted in February 2002.

(5) All of these options were granted in December 2000.

(6) All of these options were granted in March 1999 to provide incentives to management; on September 30, 1999, all of the options were voluntarily cancelled.

(7) 50,000 options were granted in December 2000; and 26,212 were granted in June 2000.

(8) 15,000 options were granted in December 2000; and 7,124 were granted in June 2000.

(9) 94,737 shares of Class A Common Stock @ $1.1875 per share on 12/22/2000.

(10) 51,789 shares of Class A Common Stock @ $1.1875 per share on 12/22/2000.

(11) 25,263 shares of Class A Common Stock @ $1.1875 per share on 12/22/2000.

(12) 8,000 shares of Class A Common Stock @ $1.1875 per share on 12/22/2000.

(13) 17,684 shares of Class A Common Stock @ $1.1875 per share on 12/22/2000.

STOCK OPTION GRANTS IN 2001

    We have four stock option plans:

    - the 1995 Stock Incentive Plan (the "1995 Plan");

    - the 1996 Stock Option Plan (the "1996 Plan");

    - the 1996 Directors' Stock Option Plan (the "Directors' Plan"); and

    - the 1998 Stock Option Plan for Consultants (the "Consultants Plan").

    A total of 1,450,000 shares of Class A and B Common Stock are reserved for issuance under the 1995 Plan, 1,300,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan, 350,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan, and 100,000 shares of Class A Common Stock are reserved for issuance under the Consultants Plan. Options issued under the 1995 Plan and the 1996 Plan may be either "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options. Options issued under the Directors' Plan and Consultants Plan are non-qualified stock options.

    No Named Executive Officer received a grant of options to acquire shares of Class A Common Stock during the year ended December 31, 2001. Named Executive Officers did receive option grants in February 2002 in recognition of 2001 performance, as described under "Compensation Committee Report on Executive Compensation" below.

2001 OPTION EXERCISES AND YEAR-END OPTION HOLDINGS

    The following table sets forth, with respect to the Named Executive Officers, information concerning the exercise of stock options during the year ended December 31, 2001, and the year-end value of unexercised options:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                       SHARES                    DECEMBER 31, 2001(1)          DECEMBER 31, 2001(2)
                                      ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                                 ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Melvin C. Payne....................      --          --         225,000        75,000         $834,188       $278,063
Thomas C. Livengood................      --          --         112,500        37,500         $417,094       $139,031
Jay D. Dodds.......................      --          --          59,344        16,868         $205,410       $ 61,493
James J. Benard....................      --          --           9,687        12,437         $ 29,529       $ 48,771
Mark Groeneman.....................      --          --          37,500        12,500         $153,094       $ 51,031

------------------------

(1) Of the options, (i) 26,212 options issued to Mr. Dodds and 7,124 options issued to Mr. Benard were two-thirds vested upon grant date and one-sixth vested on each of the first and second anniversaries thereof; (ii) 15,000 options issued to Mr. Benard vest 25% per year on the first through fourth anniversaries of grant date; and (iii) all other options were vested 50% upon grant date and 25% vested on each of the first and second anniversaries thereof.

(2) An option is "in-the-money" if the market value of the Class A Common Stock exceeds the exercise price of the option. The values of the options set forth in these columns are based upon the difference between the closing price of $5.27 on the New York Stock Exchange on December 31, 2001 and any lesser exercise price.

COMPENSATION OF DIRECTORS

    We compensate our directors through cash payments, including quarterly retainers and meeting attendance fees, and through stock options.

    Each "outside director" is entitled to an annual retainer of $20,000, payable quarterly. A director qualifies as outside if that director is not an employee of our parent corporation or any subsidiary; currently, outside directors consist of Messrs. Stedman, Erickson and Foster. In addition, the Chair of the audit committee (who is required to be an outside director, currently Mr. Foster) receives an annual grant of 5,000 fully vested shares of our Common Stock, commencing for this year.

    As a general rule, each outside director is entitled to $1,000 for each regular or special meeting of the full Board attended in person, and $500 if attended by phone. In addition, audit committee members receive $1,500 for each committee meeting held in person and $1,000 for each such meeting held by phone, except that those amounts are cut in half if the committee meeting occurs on the same day as a full Board meeting. Members of the other committees receive $750 for each committee meeting held in person and $500 for each such meeting held by phone, except that the amounts are $1,125 and $750, respectively, for the chair of such committees, and no attendance fees are payable for these other committees for a meeting that occurs on the same day as a full Board meeting.

    Outside directors have the ability to elect to receive all or any portion of the cash retainer and attendance fees in shares of our Common Stock, based on the fair market value thereof as of the date the amount is earned.

    We also have the ability to issue discretionary options under the Directors' Plan. The eligibility to receive options is broader than the definition of outside directors, by including all directors who are not executive officers of our parent corporation, but who may be employees ("eligible directors"). At present, eligible directors under the Directors Plan include, in addition to Messrs. Stedman, Erickson and Foster, Messrs. Wilson and Brudnicki. Each grant under the Directors Plan must be approved by (1) at least two-thirds of all members of the entire Board, and (2) a majority of all members of the Board who are not eligible to receive options under the Directors's Plan. In addition, shares issued upon exercise of options granted under the Directors' Plan may not, without Board approval, be sold or disposed of within six months following the date of grant.

    There are an aggregate of 350,000 shares of Class A Common Stock reserved for issuance under the Directors' Plan. In December 2000, Carriage granted to each of Messrs. Stedman, Erickson and Foster an option to purchase up to 50,000 shares of our Class A Common Stock at an exercise price of $1.5625 per share. It is anticipated that every eligible director will receive a grant of 6,000 fully vested options immediately following the 2002 annual meeting.

EMPLOYMENT AGREEMENTS

    Effective November 8, 1999, we entered into separate employment agreements with Melvin C. Payne, Thomas C. Livengood and Jay D. Dodds. The employment agreement with Mr. Payne has an initial term of approximately five years with an evergreen two-year extension continuing after the first three years of the employment agreements unless either Carriage or the executive gives 90 days notice of termination. The employment agreements with Messrs. Livengood and Dodds are each for an initial term of approximately five years. Pursuant to these agreements, Messrs. Payne, Livengood and Dodds are entitled to receive salaries of not less than $275,000, $190,000 and $130,000, respectively, and a bonus to be determined on an annual basis by the Board of Directors. In late 1999 and early 2000, the Board increased the base salaries for Messrs. Payne, Livengood and Dodds to $375,000, $205,000 and $180,000, respectively, and Mr. Livengood's base salary was increased to $225,000 in December 2000. If
Mr. Payne or Livengood is terminated without cause during the term of the agreement, he will receive a monthly severance payment until the end of the term had the executive not been terminated plus a proportionate amount of the bonus earned for the year of termination. Such monthly severance payment would be equal to the average monthly amount (including salary and bonus) earned by the executive during the three calendar years prior to his termination. During the period that the executive receives the monthly severance payments, the executive also would be entitled to participate in any employee benefit plans or programs in which the executive was participating at the time of his termination. In addition, each agreement contains a covenant prohibiting the executive from competing with Carriage during the period the executive is receiving compensation under his agreement, provided, however, that following termination of employment, the executive may elect to forego certain severance payments which he would be entitled to under the employment agreement and thereafter would not be prohibited from competing with us. In addition, the agreements contain customary benefits and perquisites. If Mr. Dodds is terminated without cause during the term of his agreement, he will receive his base salary and be included in our group health and hospitalization program for the remainder of the term. He has also agreed to refrain from competing with Carriage, and that covenant extends for two years following any termination with no option to elect out of the covenant.

    Mr. Livengood's agreement additionally provides that he will be entitled to a special compensation bonus in the amount of $200,000, payable in December 2002, provided that he remains in the continuous full-time employ through that time.

    Carriage also entered into separate employment agreements with James J. Benard effective January 1, 2001 and with Mark Groeneman effective January 1, 2000. The employment agreements provide for an annual salary of $200,000 to Mr. Benard and $130,000 to Mr. Groeneman and certain benefits including but not limited to eligibility for a year-end bonus based on performance, eligibility for stock option grants, and other benefits generally available to employees. Mr. Groeneman's salary was increased to its present level of $150,000 effective at the beginning of 2001. Mr. Benard's employment agreement extends through December 31, 2003, and Mr. Groeneman's agreement expires December 31, 2004, and each agreement may sooner terminate with no further obligation of Carriage for additional payments upon the death or disability of the employee or his termination from employment for cause. If the employee is terminated without cause, Carriage is obligated to continue to pay the employee his salary and provide benefits for a period of one year. Each of Messrs. Benard and Groeneman has agreed that for a two-year period following the termination of his employment agreement, he will not compete with Carriage or will induce any employees of Carriage to leave Carriage.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is responsible for recommending compensation arrangements for senior management, making recommendations with respect to employee benefit plans, making stock option grants under the 1995 Plan and the 1996 Plan and administering the 1997 Employee Stock Purchase Plan. Neither member of the Committee is an employee of Carriage or any of its subsidiaries.

    The goal of the Committee is to enhance performance and maximize stockholder value through, among other things, establishing appropriate executive compensation levels and incentives. The Committee believes that compensation levels should be tied to performance on both an individual and corporate level so that management will be properly motivated to achieve Carriage's annual and long term performance goals and to maximize stockholder value. Our executive compensation policies are designed to:

    - Allow us to attract and retain qualified executives with the leadership and other skills needed by Carriage at this stage in its development;

    - Provide strong incentives to achieve our annual and long term performance goals, with rewards for both individual and corporate performance; and

    - Solidly align the interests of management with those of the stockholders.

    Each year, the Committee considers specific ways that these policy goals may best be achieved, which includes a review of base salary as well as consideration of annual incentives, which may consist of one or a combination of bonuses, stock options, stock bonus grants. Until 1999, a large portion of management's incentive-based compensation consisted of options, while base salaries and cash bonuses, if any, were kept relatively modest. The industry climate significantly deteriorated in 1999, and toward the end of the year all management options were cancelled. At the end of 2000, a large block of new options were granted to the reconstituted management team in recognition that all previous options had been cancelled and to give them incentives as implementation of Fresh Start began in earnest. At the same time, bonuses were awarded to the management team, 60% of which were payable in Carriage's Common Stock. In February 2002, as the initial results from Fresh Start began to become clear, the Committee felt that the senior management team should be rewarded for the initial successes and incentivized for completing those successes, but that much work remained for 2002. After reviewing the management compensation structure, the Committee recommended no increases in base salaries for the Named Executive Officers and a combination of all-cash bonuses and stock options as further described below.

BASE SALARIES

    The base salaries for each of our executive officers are determined on an individual basis, taking into account such factors as the duties and levels of responsibility of the individual and compensation levels set by other companies within the industry, as well as other companies in the service sector of comparable revenue size. The Committee believes that maintaining a reasonable base salary structure is necessary to attract and retain talented executives.

    The year 2001 was the first full year of Carriage's Fresh Start initiative. At the beginning of the year, the core senior management team included Melvin Payne, Chief Executive Officer and President, Thomas Livengood, Chief Financial Officer, and Jay Dodds, Senior Vice President of Operations. When Fresh Start began in late 2000, we asked Mark Wilson and Greg Brudnicki to step in and assume leadership roles over Carriage's cemetery operations, and they served as Senior Vice Presidents of Cemetery Operations until late 2001, at which time Carriage elevated James Benard to that position and allowed Messrs. Wilson and Brudnicki to resume their previous roles. Mr. Benard had been with Carriage in its cemetery and sales organization since 1998, and he entered into a new employment contract with Carriage in January 2001 at his current base salary level. A key component of Carriage's Fresh Start strategy was upgrading our personnel and improving HR systems, and so Mark Groeneman was promoted to Senior Vice President of Human Resources in mid-2001. He too already operated under an employment agreement, and his base salary level was increased to its current level at the beginning of 2001.

    Given the base salary increases which were implemented for the current management team at the end of 2000 and in early 2001, and recognizing that Fresh Start remains a work in process, the Committee elected not to recommend any base salary increases for any of the Named Executive Officers in 2002. The Committee intends to carefully review base compensation levels following completion of the two-year Fresh Start initiative at the end of 2002, at which time base compensation adjustments may be recommended to the Board.

BONUSES FOR NAMED EXECUTIVE OFFICERS FOR 2001

    Each year, the Committee, in consultation with management, reviews the performance of Carriage's executive officers in the context of our overall performance, with a view to determining whether and to what extent bonuses should be awarded. In December 2000, the Committee awarded bonuses to senior management, but provided for 60% of the bonuses to be issued in stock to better align management's interests with that of the stockholders. In February 2002, the Committee examined the mid-point results of Fresh Start and each executive's contributions to the successes so far achieved. The Committee recommended an overall bonus program more modest that the December 2000 awards, but felt that all-cash bonuses were more appropriate rewards for 2001 performance. In evaluating each executive's bonus level, the Committee utilized a subjective analysis based on a number of factors, including but not limited to improvement in Carriage's overall performance and each executive's individual contribution to the various components of the Fresh Start initiative. The Committee's recommendations were adopted by the full Board and are reflected in the Summary Compensation Table.

STOCK OPTION GRANTS FOR NAMED EXECUTIVE OFFICERS FOR 2001

    Carriage has historically awarded stock options to its executive officers under the 1996 Plan. The purpose of all of these stock options is to provide the executive officers and key employees with an opportunity to build a meaningful equity ownership interest in Carriage. The Committee believes that management's ownership of a significant equity interest in Carriage firmly aligns the interests of the executive officers and key employees with those of Carriage's stockholders.

    There has never been any specific guideline or formula in the award of options to management. In December 2000, the senior management team as then constituted were awarded options covering a total of 600,000 shares, primarily to provide significant incentive toward the contribution of the Fresh Start initiative, and partially in recognition that those officers had no preexisting options because they had all been cancelled in 1999.

    In February 2002, the Committee examined stock option levels for the Named Executive Officers in the context of the overall compensation packages. The Committee felt that further stock option grants were warranted to provide further incentives, but that the level of option grants should be more modest than in December 2000. The Committee therefore authorized, and the full Board approved, stock option grants to the Named Executive Officers for a total of 130,000 shares. Like the December 2000 grants, these new stock options were 50% vested upon grant date, and vest 25% per year on the first and second anniversaries of grant date. All of these options were issued at an exercise price equal to the then-market price of $4.77 per share. The option grants are as follows:

                                                                 NO. OF
NAME                                                          STOCK OPTIONS
----                                                          -------------
Melvin C. Payne.............................................     60,000
Thomas C. Livengood.........................................     10,000
Jay D. Dodds................................................     20,000
James J. Benard.............................................     25,000
Mark Groeneman..............................................     15,000

COMPENSATION POLICIES FOR THE CHIEF EXECUTIVE OFFICER

    Melvin C. Payne has served as our Chief Executive Officer since Carriage was founded in 1991. He assumed the additional title of Chairman of the Board in December 1996. Mr. Payne took on the additional responsibilities as President at the end of 2000 when Fresh Start began.

    In early 2000, the Committee undertook a systematic approach to compensation of the Chief Executive Officer and other top management. Among other things, a consulting firm was engaged to examine the market for executive compensation at comparable companies. As part of that process, Mr. Payne's base salary was determined to be significantly below market, and so his base salary was increased to its current level of $375,000 per year. The Committee did not recommend an increase in Mr. Payne's salary as part of the December 2000 review process, but it did authorize a bonus to him totaling $187,500, of which 60% was paid in stock and the balance in cash. This year, the Committee again examined Mr. Payne's base compensation level. Although the Committee determined that Mr. Payne was chiefly responsible for much of Fresh Start's successes, the Committee felt that it would be premature to make an adjustment to his base compensation at this time, and that a renewed look at the base salary structure would be more appropriate after the two-year Fresh Start initiative had been completed.

    The Committee recognized, however, that Mr. Payne has functioned for all of 2001, and is likely to function into the foreseeable future, in a number of important leadership roles, as Chairman of the Board, Chief Executive Officer and President. As such, he bears primary responsibility for each of the successes and challenges of Carriage's turnaround process. At the same time, the Committee recognized that one of Fresh Start's aims is general and administrative cost containment. With these thoughts in mind, the Committee therefore awarded Mr. Payne an all-cash bonus of $187,500, equal to one-half his base salary.

    By 1999, Mr. Payne had received option grants totaling 452,000 shares, all of which were cancelled in September of that year. His option position was only partially restored in December 2000 when Mr. Payne was awarded a grant of options for 300,000 shares. The Committee felt that an additional grant of options were appropriate, but at a more modest level, so he was granted 60,000 options in February 2002. All of these options were 50% vested upon grant date, so a significant number remain to be vested based upon continuity with Carriage. We believe this careful, strategic approach in addressing Mr. Payne's overall compensation package is best suited to the current environment to reward him for past successes and provide the optimum level of incentives that will lead to maximization of shareholder value. Once Fresh Start is complete, the Committee will reexamine this compensation philosophy and determine if a more aggressive program might then be warranted.

                                        Compensation Committee

                                        Vincent D. Foster, Chairman
                                        Stuart W. Stedman

                         COMPARATIVE STOCKHOLDER RETURN

    The following graph compares on a cumulative basis the percentage change during the last five fiscal years in the total stockholder return on (i) our Class A Common Stock, (ii) the Standard & Poor's 500 Stock Price Index, and
(iii) a peer group index of the two other publicly traded companies in the death care industry (Service Corporation International and Stewart
Enterprises, Inc.). This graph assumes that the value of an investment in our Class A Common Stock and in each index was $100 on December 31, 1996, and that all dividends were reinvested. The returns for each company in the Peer Group are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CARRIAGE     S&P 500  PEER
          SERVICES, INC   INDEX   GROUP
12/31/96           $100     $100   $100
12/31/97            $85     $131   $143
12/31/98           $127     $166   $149
12/31/99            $27     $198    $28
12/31/00             $7     $178     $8
12/31/01            $24     $155    $25

                                                                    COMPARISON OF STOCKHOLDER RETURNS
                                                     ---------------------------------------------------------------
                                                     12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                                                     --------   --------   --------   --------   --------   --------
Carriage Services, Inc.............................    $100       $ 85       $127       $ 27       $  7       $ 24
S&P 500 Index......................................    $100       $131       $166       $198       $178       $155
Peer Group.........................................    $100       $143       $149       $ 28       $  8       $ 25

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    At December 31, 2001, the members of the Compensation Committee were Vincent
D. Foster and Stuart W. Stedman. No member of the Compensation Committee was an officer of Carriage at any time during 2001.

    During 2001, no executive officer of Carriage served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Carriage.

                             AUDIT COMMITTEE REPORT

    As members of the audit committee of the Board of Directors, we are responsible for helping to ensure the reliability of Carriage's financial statements. In keeping with this goal, the Board of Directors has adopted a written charter for the audit committee to follow, which was included in Carriage's proxy statement for the 2001 annual meeting.

REVIEW AND DISCUSSIONS

    The audit committee has reviewed and discussed Carriage's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard Nos. 61 and 90. Additionally, the audit committee has received the written disclosures and the letter from the independent accountants at Arthur Andersen LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

    In an effort to maintain the accountant's independence, the audit committee has considered whether Arthur Andersen LLP's rendering of non-audit services is compatible with maintaining its independence. We have concluded that the rendering of both types of services does not result in a conflict.

AUDIT FEES

    The fees billed to Carriage by Arthur Andersen LLP for the audit of Carriage's financial statements for the year ended December 31, 2001, totaled $154,750. These fees include the fees for the review of the Company's financial statements included in the Company's Forms 10-Q during 2001 totaling $29,750.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen LLP did not perform any services for Carriage related to financial information systems design and implementation during the year ended December 31, 2001.

ALL OTHER FEES

    The fees billed by Arthur Andersen LLP for all other services for the year ended December 31, 2001 totaled $79,847 and consisted of the following:

Federal and State income tax compliance and consulting......  $65,947
Consent for registration statement..........................    5,000
Accounting consultation.....................................    8,900
                                                              -------
  Total.....................................................  $79,847

RECOMMENDATION TO INCLUDE AUDITED FINANCIAL STATEMENTS IN ANNUAL REPORT

    Based on the audit committee's discussions with management and the independent accountants, and its review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

SELECTION FOR 2002

    Arthur Andersen LLP has served as Carriage's independent public accountants since 1992. Stockholder ratification of the selection of Arthur Andersen LLP as Carriage's independent public accountants is not required by Carriage's By-laws or otherwise. As a matter of custom and practice, the audit committee has historically made recommendations to the full Board regarding the retention of independent public accountants, and the Board, taking such recommendations under advisement, has traditionally selected audit firms and submitted the selection for consideration by stockholders at the annual meeting. The stockholders ratified the selection of Arthur Andersen LLP as independent auditors for 2001.

    On March 14, 2002, the Securities and Exchange Commission announced that it adopted certain regulatory actions, which included a procedure to allow audits to be completed by Arthur Andersen LLP after that date for public issuers, provided that certain representations are obtained concerning audit quality controls, including representations as to the continuity of audit personnel and the availability of national office consultation. Management and members of the audit committee inquired of its audit representatives at Arthur Andersen regarding the maintenance of adequate controls, the adequacy of staffing, and certain other matters relevant to that firm's continued retention as independent auditors for Carriage, including but not limited to the inquiries required by the SEC release, and to date management and the audit committee have been satisfied as to the responses received from Arthur Andersen LLP.

    Carriage has elected to defer its formal selection of an independent public accounting firm for the full fiscal year ending December 31, 2002, and has elected not to submit a proposal for auditor ratification to the stockholders at the 2002 annual meeting. At present, Arthur Andersen LLP remains Carriage's independent auditors and is available for financial statement review and consultation. The audit committee as well as the full Board intends to continue to monitor the situation, and the Board reserves the discretion to confirm retention of Arthur Andersen LLP for 2002 or to direct the appointment of a different independent accounting firm at any time if it is felt that such a change would be in the best interests of Carriage and its stockholders.

    Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                Audit Committee

                          Vincent D. Foster, Chairman
                               Stuart W. Stedman
                               Ronald A. Erickson

                                 PROPOSAL NO. 2
                PROPOSAL TO APPROVE CHARTER AMENDMENT TO CHANGE
                            AUTHORIZED CAPITAL STOCK

    The Board of Directors is seeking stockholder approval to amend Article IV of our Certificate of Incorporation to accomplish a number of things: (1) to eliminate all references to the Class B Common Stock; (2) to rename and reclassify our Class A Common Stock as, simply, "Common Stock;" (3) to increase our authorized Common Stock to 80,000,000 shares; and (4) to decrease our authorized Preferred Stock to 40,000,000 shares. The actual text of the proposed Certificate of Amendment is attached as Annex A.

REASONS FOR THE PROPOSED AMENDMENTS

    A few months before we went public in August 1996, we divided our Common Stock into two Classes: A and B. All Common Stock issued before going public was reclassified into the Class B Common Stock, and options and convertible securities issued before then were convertible into Class B Common Stock, whereas all other Common Stock issued thereafter was issued as Class A Common Stock. The Class B Common Stock generally was not transferable and was entitled to ten votes per share, while the Class A Common Stock was generally publicly traded and is entitled to one vote per share.

    In accordance with our existing charter provision, all remaining shares of Class B Common Stock which were outstanding on December 31, 2001 were then automatically converted into Class A Common Stock. Because no new shares of Class B Common Stock are contemplated to be issued, all references in our Certificate of Incorporation to the Class B Common Stock have become unnecessary. The proposed charter amendment adopted by the Board eliminates all of these references.

    With the elimination of the Class B Common Stock, there is no longer any reason to refer to Common Stock by class. All common shares now outstanding are the Class A Common Stock. The Board has therefore proposed to change the name of the Class A Common Stock to, simply, "Common Stock." With the amendment, every share now called "Class A Common Stock" will be reclassified into the "Common Stock." Upon the reclassification, every certificate now representing shares of Class A Common Stock will thereupon represent the identical number of shares of Common Stock, and every holder of a certificate that shows Class A Common Stock will have the right, but not the obligation, to surrender that certificate to our stock transfer agent so as to receive a new certificate for exactly the same number of shares of Common Stock.

    With the rename and reclassification, each share of Common Stock will still be entitled to one vote per share. THERE ARE NO SUBSTANTIVE CHANGES BEING PROPOSED TO THE TERMS, CONDITIONS, RIGHTS AND PREFERENCES OF THE COMMON STOCK AS A RESULT OF THE RECLASSIFICATION. The Board hopes to reduce any redundancy or potential confusion that could exist from having a reference to more than one class of common stock when in fact only one class exists and is presently contemplated to exist, and also to help mainstream our reporting of trading activity in the Common Stock.

    At present, we are authorized to issue a total of 120,000,000 shares, including 50,000,000 shares of Common Stock, 16,912,596 shares of which were outstanding on our record date for the annual meeting, and 70,000,000 shares of Preferred Stock, none of which are issued or outstanding. Our Preferred Stock is issuable in series. At present, the only series of Preferred Stock which is authorized is the Series G Preferred Stock, established incident to adoption of our shareholder rights plan in December 2000; there are 1,000,000 shares of Series G Preferred Stock which are authorized, and none are outstanding. A total of six other series have been authorized over the years, of which five have had shares issued thereunder, and on December 31, 2001 the last of these (the
Series D Preferred Stock) was automatically redeemed in accordance with the charter provision. The Preferred Stock in these five series had been issued in private equity financings before we went public and as currency in connection with acquisitions.

    The proposed charter amendment would not change the total number of shares authorized, but rather would shift the mix to 80,000,000 shares of Common Stock and 40,000,000 shares of Preferred Stock. The Board does not have any present plans to materially increase the number of outstanding shares of Common or Preferred Stock. The increase in the authorized Common Stock will give the Board greater flexibility if in the future Carriage undertakes transactions that would call for additional shares of Common Stock to be issued, such as in acquisitions, raising funds from public or private markets, exercise stock options, or a stock split or stock dividend. The decrease in the authorized Preferred Stock recognizes that we have not issued any new shares of Preferred Stock in over five years, and that Common Stock is a more likely (although by no means exclusive) means by which we would seek to effect transactions involving use of our capital stock.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

    As a result of the proposed amendment, there would be only one class of common equity securities which the Board would have authority to issue, and it would be called "Common Stock."

    If approved by the stockholders, there would be no additional shares available for issuance in the aggregate, but there would be additional shares of Common Stock, and fewer shares of Preferred Stock, which the Board could issue at its discretion, without further stockholder approval (subject to applicable rules of the New York Stock Exchange), without the delay or expense incident to holding a special meeting of stockholders to consider any specific issuance.

    The additional 30,000,000 shares of Common Stock for which authorization is sought will have the same rights and privileges as all other shares of Common Stock (now called Class A Common Stock) presently outstanding. Currently stockholders have no preemptive rights, which means that they do not have a prior right to purchase any new issuance of our capital stock in order to maintain their proportionate ownership position. Therefore, the increase in the authorized Common Stock could include dilution of the voting power and currently outstanding shares and reduction of the portion of dividends and liquidation proceeds payable to the current stockholders.

    The affirmative vote of holders of a majority of all outstanding shares of Class A Common Stock is required to approve this proposal. WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL NO. 2

                                 OTHER BUSINESS

    Management does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the meeting by others. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

                            SHAREHOLDER'S PROPOSALS

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders, and otherwise eligible, must be received by the Secretary of Carriage (at the address indicated on the first page of this Proxy Statement) no later than December 1, 2002, in order to be included in Carriage's proxy material and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

ANNUAL REPORT

    The Annual Report to Stockholders for the year ended December 31, 2001 is being mailed to all stockholders entitled to vote at the Meeting. The Annual Report to Stockholders does not form any part of the proxy soliciting materials. Copies of the Company's Annual Report on Form 10-K for the year ended
December 31, 2001, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon request to Thomas C. Livengood, Executive Vice President and Secretary, Carriage Services, Inc., 1900 St. James Place, 4th Floor, Houston, Texas 77056.

NUMBER OF PROXY STATEMENTS AND ANNUAL REPORTS

    Only one copy of this Proxy Statement and the Annual Report accompanying this Proxy Statement will be mailed to stockholders who have the same address unless we receive a request that the stockholders with the same address are to receive separate Proxy Statements and Annual Reports. These additional copies will be supplied at no additional cost to the requesting stockholder.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors

                                          /s/ Thomas C. Livengood

                                          THOMAS C. LIVENGOOD
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Houston, Texas
April 15, 2002

                                   APPENDIX A
                            CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                           OF CARRIAGE SERVICES, INC.

Article IV of the Certificate of Incorporation of the Corporation be amended in its entirety so that, as amended, said Article IV shall read as follows:

    "The total number of shares of stock that the Corporation shall have authority to issue is 120,000,000 shares of capital stock, consisting of
    (i) 40,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"); and (ii) 80,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

    The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock and the Preferred Stock are as follows:

    1.  Provisions Relating to the Common Stock.

        (a) Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any class or series thereof, each share of Common Stock shall entitle the holder of record thereof to receive dividends out of funds legally available therefor, when, as and if declared by the board of directors of the Corporation with respect to any of such class of stock.

        (b) Liquidation Rights. The holders of Common Stock shall be entitled to participate in the net assets of the Corporation remaining after any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, and after payment or provision for the payment of the debts and liabilities of the Corporation and payment of the liquidation preference of any shares of capital stock of the Corporation having such a preference, distributing such proceeds pro-rata among the holders of Common Stock. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (b), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other company or companies or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

        (c) Voting Rights. Each share of Common Stock shall entitle the registered holder thereof to one vote on all matters brought before the common stockholders of the Corporation for a vote.

    2.  Provisions Relating to the Preferred Stock.

        (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have any designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof as are stated and expressed in this
    Article IV and in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors of the Corporation as hereafter prescribed.

        (b) Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

           (i) whether or not the class or series is to have voting rights, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

           (ii) the number of shares to constitute the class or series and the designations thereof,

           (iii) the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

           (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

           (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

           (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

           (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

           (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

           (ix) any other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

        (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects and in any other manner. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

    3.  General.

        (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

        (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof."

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                             CARRIAGE SERVICES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2002

      The undersigned, hereby revoking all prior proxies, hereby appoints Melvin
C. Payne and Thomas C. Livengood, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Class A Common Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 7, 2002 and at any adjournment(s) thereof, on all matters coming before said meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AS STATED ON THE REVERSE SIDE OF THIS PROXY CARD AND, UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF SUCH PROPOSALS.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                            -----------
                                                            SEE REVERSE
                                                               SIDE
                                                            -----------


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



                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                             CARRIAGE SERVICES, INC.


                                   MAY 7, 2002



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
                                         PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

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
A     PLEASE MARK YOUR
  [X] VOTES AS IN THIS
      EXAMPLE


                    VOTE FOR             VOTE
               ALL NOMINEES LISTED     WITHHELD                                                                FOR  AGAINST  ABSTAIN
1. ELECTION OF                                   NOMINEES:  STUART W. STEDMAN     2. PROPOSAL TO ELIMINATE
   TWO CLASS III       [ ]                [ ]               RONALD A. ERICKSON       THE CLASS B COMMON STOCK, [ ]    [ ]      [ ]
   DIRECTORS FOR                                                                     RECLASSIFY THE CLASS A
   A THREE-YEAR TERM ENDING AT THE 2005 ANNUAL                                       COMMON STOCK AND CHANGE
   MEETING OF STOCKHOLDERS.                                                          THE AUTHORIZED NUMBER OF
                                                                                     SHARES OF COMMON AND
                                                                                     PREFERRED STOCK.

                                                                                  3. IN THEIR DISCRETION, THE PROXIES ARE
                                                                                     AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS
VOTE FOR ALL NOMINEES LISTED, EXCEPT VOTE                                            AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
WITHHELD FROM THE FOLLOWING NOMINEES (IF ANY):                                       ADJOURNMENT(S) THEREOF.

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                                                                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                  CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.




SIGNATURE:                                                 PRINT NAME                                           DATED:        , 2001
          -----------------------------------------------             ----------------------------------------         -------

NOTE: (PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. EXECUTORS,
ADMINISTRATORS, TRUSTEES, ETC. SHOULD ALSO INDICATE WHEN SIGNING.)

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